Filed Pursuant to Rule 424(b)(3)
Registration No. 333-259484

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus Dated June 6, 2022)

Up to 13,426,181 Shares of Common Stock

This Prospectus Supplement No. 1 (this “Prospectus Supplement”) updates and supplements the prospectus dated June 6, 2022 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1, as amended by that Post-Effective Amendment No. 1 on Form S-1 (“Post-Effective Amendment”), which Post-Effective Amendment was declared effective by the Securities and Exchange Commission on June 6, 2022 (Registration No. 333-259484). This Prospectus Supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Reports on Form 8-K, filed with the Securities and Exchange Commission on June 10, 2022 and June 30, 2022 (the “Form 8-Ks”). Accordingly, we have attached the Form 8-Ks to this Prospectus Supplement.

The Prospectus and this Prospectus Supplement relate to the offer and sale from time to time by 3i, LP, a Delaware limited partnership (“3i, LP”), or their permitted transferees that may be identified in the Prospectus by prospectus supplement (the “Selling Stockholders”) of up to 13,426,181 shares of Common Stock consisting of:

●	up to 2,180,497 shares of Common Stock issued upon conversion of 20,000 share of our Series A Preferred Stock originally issued in a private placement to 3i, LP, based upon an initial conversion price $9.906 and stated par value of $1,080 (which stated par value includes a one-time dividend equal to an 8% increase in the original stated par value of $1,000). See the section titled “Business - The Private Placement (PIPE Financing);”

●	up to 2,018,958 shares of Common Stock issuable upon exercise of the PIPE Warrant based upon an exercise price of $9.906; and

●	up to 9,226,726 additional shares of Common Stock that may be issuable upon conversion of our Preferred Stock using the Floor Price of $1.9812. See the section titled, “Description of Our Capital Stock — The Series A Preferred Stock.” This amount also includes 505,740 shares allocated to the exercise of the PIPE Warrant to comply with our obligation to register 125% of the number of shares of our Common Stock issuable upon the exercise of the PIPE Warrant. See the section titled, “Description of Our Capital Stock — PIPE Warrant.”

The shares of Common Stock covered by the Prospectus and this Prospectus Supplement were registered pursuant to the terms of a registration rights agreement between us and 3i, LP. We will not receive any proceeds from the sale of shares of Common Stock offered for resale by the Selling Stockholders, although we may receive up to $20 million in gross proceeds if the Selling Stockholders exercise the PIPE Warrant in full.

We are an “emerging growth company” and a “smaller reporting company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. The Prospectus, together with this Prospectus Supplement, complies with the requirements that apply to an issuer that is an emerging growth company and a smaller reporting company. We are incorporated in Delaware.

This Prospectus Supplement should be read in conjunction with the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

Our Common Stock is listed on the NASDAQ Global Market under the symbol “ALLR.” On June 29, 2022, the last reported sale price of our Common Stock was $1.62 per share. As of June 29, 2022, we had 9,283,295 shares of Common Stock issued and outstanding.

From December 2021 to June 29, 2022, pursuant to a series of exercise of conversion by 3i, LP, we issued 1,207,471 shares of Common Stock to 3i, LP upon the conversion of 2,982 shares of Series A Preferred Stock. As of June 29, 2022, we had 17,018 shares of Series A Preferred Stock issued and outstanding.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 13 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this Prospectus Supplement and the Prospectus. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated June 30, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2022

ALLARITY THERAPEUTICS, INC.

(Exact name of registrant as specified in our charter)

Delaware	001-41160	87-2147982
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

210 Broadway, Suite 201 Cambridge, MA	02139
(Address of Principal Executive Offices)	(Zip Code)

(401) 426-4664

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ALLR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On June 6, 2022, Allarity Therapeutics, Inc. (the “Company”) and 3i, LP, holder of Series A Preferred Stock and Warrant of the Company (“3i”), entered into that certain First Amendment to the Forbearance Agreement and Waiver (the “Amendment”) to extend the forbearance period date under subsection 5 of Section 2 of the Forbearance Agreement and Waiver dated April 27, 2022 (the “Original Agreement”) from June 4, 2022 to June 20, 2022. In addition, the parties agreed that the forbearance period of June 20, 2022 may also be extended for an additional fifteen (15) days to July 5, 2022, provided that, on June 20, 2022 the Company will remove the restrictive legend on 441,005 shares of common stock of the Company issued in connection with the conversion of certain shares of Series A Preferred Stock (“Conversion Shares”) by 3i pursuant to the conversion notice dated May 2, 2022, and 3i is able to sell the Conversion Shares free of restrictions (including volume restrictions) pursuant to SEC Rule 144(b)(1)(i) (the “Legend Removal”).

The Original Agreement was entered into by the Company and 3i as a result of a delay under the Registration Rights Agreement dated May 20, 2021. Under the Original Agreement, in exchange for certain consideration, 3i agreed to forbear exercising any rights or remedies that it may have had under the Certificate of Designations for the Series A Preferred Stock (the “COD”) in connection with certain Triggering Events (as described therein) until the earlier to occur of (i) the date immediately prior to the date of occurrence of a Bankruptcy Triggering Event, (ii) the date of occurrence of any other Triggering Event under Section 5(a) of the COD (excluding any Triggering Event arising solely as a result of Section 5(a)(ii) of the COD and Section 4(c)(ii) of the Warrant), (iii) the time of any breach by the Company under the Forbearance Agreement and Waiver, (iv) the Resale Availability Date as defined therein and (v) June 4, 2022 (such period, the “Original Forbearance Period”). As a result of the Amendment, the June 4, 2022 date has been amended to June 20, 2022, with the option to extend to July 5, 2022 subject to the Legend Removal.

A copy of the Original Agreement was filed as Exhibit 10.1 to the Current Report on Form 8-K previously filed with the Securities and Exchange Commission (the “SEC”) on May 6, 2022. The foregoing summary of the Amendment is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

 Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit	Exhibit Description
10.1	First Amendment to Forbearance Agreement and Waiver
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on our behalf by the undersigned hereunto duly authorized.

Allarity Therapeutics, Inc.

	By:	/s/ Steve Carchedi
Steve Carchedi
Chief Executive Officer

Dated: June 10, 2022

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2022

ALLARITY THERAPEUTICS, INC.

(Exact name of registrant as specified in our charter)

Delaware	001-41160	87-2147982
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

210 Broadway, Suite 201 Cambridge, MA	02139
(Address of Principal Executive Offices)	(Zip Code)

(401) 426-4664

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ALLR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director and Executive Officer Resignations

Effective as of June 29, 2022, Steve Carchedi resigned from all positions in Allarity Therapeutics, Inc. (the “Company”), and all positions of its subsidiaries, including his role of Chief Executive Officer and as a director of the Company. Pursuant to the terms set forth in a letter agreement dated June 24, 2022 (the “Carchedi Separation Agreement”), the termination of Mr. Carchedi’s employment and resignation from his positions are effective June 29, 2022 (the “Carchedi Separation Date”). Under the Carchedi Separation Agreement, Mr. Carchedi will be entitled to his final pay for wages earned through the Separation Date, plus accrued and unused vacation time. In addition, pursuant to the Carchedi Separation Agreement, the Company agreed to provide Mr. Carchedi with certain payments and benefits comprising of: (i) continued payments of his base salary for a certain time period and (ii) COBRA coverage for a certain number of months (“Carchedi Severance Benefits”). In exchange for the Carchedi Severance Benefits, among other things as set forth in the Carchedi Separation Agreement, Mr. Carchedi agreed to a release of claims in favor of the Company and to certain restrictive covenant obligations, and also reaffirmed his commitment to comply with his existing restrictive covenant obligations. In addition, as of the Carchedi Separation Date, Mr. Carchedi’s unvested options were terminated. Mr. Carchedi is entitled to exercise his vested options for a period of ninety (90) days from the Carchedi Separation Date. Thereafter, all vested options will expire. Mr. Carchedi’s resignation as a director was not the result of any dispute or disagreement with the Company or the Company’s Board of Directors on any matter relating to the operations, policies or practices of the Company.

Effective as of June 27, 2022, Jens Knudsen resigned from all positions in the Company, and all positions of its subsidiaries, including his role of Chief Financial Officer of the Company. Pursuant to the terms set forth in a letter agreement dated June 25, 2022 (the “Knudsen Separation Agreement”), the termination of Mr. Knudsen’s employment and resignation from his positions are effective June 27, 2022 (the “Knudsen Separation Date”). Under the Knudsen Separation Agreement, Mr. Knudsen will be entitled to his final pay for wages earned through the Separation Date, plus accrued and unused vacation time. In addition, pursuant to the Knudsen Separation Agreement, the Company agreed to provide Mr. Knudsen with certain payments and benefits comprising of: (i) continued payments of his base salary for a certain time period, and (ii) COBRA coverage for a certain number of months (“Knudsen Severance Benefits”). In exchange for the Knudsen Severance Benefits, among other things as set forth in the Knudsen Separation Agreement, Mr. Knudsen agreed to a release of claims in favor of the Company and to certain restrictive covenant obligations, and also reaffirmed his commitment to comply with his existing restrictive covenant obligations. In addition, as of the Knudsen Separation Date Mr. Knudsen’s unvested options were terminated. Mr. Knudsen is entitled to exercise his vested options for a period of ninety (90) days from the Knudsen Separation Date. Thereafter, all vested options will expire.

The foregoing descriptions are not complete descriptions of the parties’ respective rights and obligations under the Carchedi Separation Agreement and the Knudsen Separation Agreement. Copies of the Carchedi Separation Agreement and the Knudsen Separation Agreement will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q to be filed for the quarter ending June 30, 2022.

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Appointment of Interim Chief Executive Officer and Interim Chief Financial Officer

With the departure of Mr. Carchedi, the Board of Directors of the Company (the “Board”) appointed James Cullem, the Company’s current Chief Business Officer, as the interim Chief Executive Officer of the Company effective as of June 29, 2022. Mr. Cullem will assume the role as the interim Chief Executive Officer while continuing his role as the Chief Business Officer. In addition, with the departure of Mr. Knudsen, the Board appointed Joan Brown, the Company’s current Director of Financial Reporting, as the interim Chief Financial Officer of the Company effective as of June 29, 2022. In addition to Ms. Brown’s role as Chief Financial Officer, she will continue her role as Director of Financial Reporting. Below is a summary of Ms. Brown’s experience:

Joan Y. Brown. Ms. Brown has served as our Director of Financial Reporting since September 21, 2021. From June 2016 to May 2021, Ms. Brown provided financial reporting services as a consultant to various publicly listed and private companies (> $0.5 billion in assets and sales), including as our financial reporting consultant (contract) from September 2020 to April 2021. Ms. Brown’s consulting experience includes public company reporting in accordance with US GAAP and IFRS, SEC correspondence, tax compliance, and audit and operations support. From August 2018 to May 2019, Ms. Brown was a senior manager at MNP, LLP, Chartered Professional Accountants, a chartered accounting firm in Vancouver, B.C., Canada, where she was responsible for auditing Canadian and US publicly listed companies pursuant to the requirements of CPAB and PCAOB, respectively. From November 2014 to May 2016, Ms. Brown was a director of Prudential Supervision for the Financial Institutions Commission (FICOM) in Vancouver, B.C., Canada. Ms. Brown received her degree in Business Administration from Simon Fraser University in 1986, and is a Chartered Accountant in Canada (CPA, CA) (since 1998) and a Registered Certified Public Accountant licensed in the State of Illinois (since 2004).

Item 7.01. Regulation FD Disclosure.

The information set forth in Item 5.02 above is hereby incorporated by reference under this Item 7.01.

The information contained in Item 7.01 of this Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly provided by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit	Exhibit Description
99.1	Press Release entitled “Allarity Therapeutics Announces Executive Leadership Transition” dated June 29, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on our behalf by the undersigned hereunto duly authorized.

Allarity Therapeutics, Inc.

	By:	/s/ James Cullem
James Cullem
Chief Executive Officer

Dated: June 29, 2022

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